Exhibit 99.1

Investors May Contact:

Keith R. Style

V.P.-Finance and Investor Relations

(212) 885-2530

investor@asburyauto.com

Reporters May Contact:

Stephanie Lowenthal

RF|Binder Partners

(212) 994-7619

Stephanie.Lowenthal@RFBinder.com

Asbury Automotive Group Announces New Debt Facilities

New York, NY, September 29, 2008 – Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that it has closed on a number of new senior debt facilities, providing approximately $800 million of replacement financing. These agreements replace an existing $550 million syndicated facility that included a $75 million revolver tranche and a $475 million floorplan tranche. Excluding mortgages, total senior debt facilities are now comprised of two components:

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A $200 million syndicated revolving credit facility to be utilized for working capital, acquisitions and other operating needs. The new facility is for a four year term. Banc of America Securities LLC acted as sole lead arranger and Bank of America, N.A. is Administrative Agent. Additional participants include Daimler Financial Services, American Honda Finance, BMW Financial Services, JPMorgan Chase Bank, Nissan Motor Acceptance Corporation, Toyota Financial Services, Deutsche Bank, Wachovia Bank, and World Omni Financial.

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Approximately $600 million in new vehicle wholesale floor plan lines funded predominantly by our brands’ captive finance companies. Floorplan providers now include all the captive finance companies mentioned above plus GMAC, Ford Motor Credit Corp, JPMorgan Chase Bank, and World Omni Financial.

“We are delighted to be partnering with Bank of America and broadening our relationships with our key banks and captive finance partners,” said Charles R. Oglesby, President and CEO. “These new facilities provide Asbury significantly expanded liquidity and tremendous flexibility.”

Craig T. Monaghan, Asbury’s Senior Vice President & Chief Financial Officer, commented, “Being able to close such sizeable transactions during these uncertain economic times clearly validates the automotive retail model and Asbury’s unique positioning.”

About Asbury Automotive Group

Asbury Automotive Group, Inc. (“Asbury”), headquartered in New York City, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 89 retail auto stores, encompassing 121 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to our goals, plans, expectations, and strategies. These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, the ability of Asbury’s debt facilities to provide Asbury with sufficient liquidity, Asbury’s ability to meet its debt obligations, and Asbury’s ability to execute its long-term growth strategies. These and other risk factors are discussed in Asbury’s annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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